Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-72086, 33-86040, 333-05643, 333-56215, 333-42708, 333-101037, 333-107317, 333-119262 and 333-145156 on Forms S-8 of our reports dated April 16, 2008, relating to the financial statements of The Talbots, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 and Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment) and the effectiveness of The Talbots, Inc. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Talbots, Inc. for the year ended February 2, 2008.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
April 16, 2008